Exhibit 99.1

Apropos/Q4 2003 Results

TUESDAY, FEBRUARY 3, 2004

Apropos Contact

Apropos Investors Relations Contact

Frank Leonard	Leslie Loyet
Apropos Technology	FRB/Weber Shandwick
Phone: (630) 472-9600 ext. 7724	Phone: (312) 640-6672
E-mail: frank.leonard@apropos.com	E-mail: lloyet@webershandwick.com

APROPOS TECHNOLOGY REPORTS

FIRST QUARTERLY PROFIT

—Company Reports Quarterly License Revenue Growth of 59% —

Oakbrook Terrace, IL — February 3, 2004 — Apropos Technology (Nasdaq: APRS), a leading provider of real time multi-channel interaction management solutions, today reported revenues increased by 12.2% to $5.6 million for the fourth quarter ending December 31, 2003, compared to $5.0 million for the fourth quarter ended December 31, 2002.  Revenues for the year ended December 31, 2003 were $20.1 million compared to $20.9 million for the year ended December 31, 2002.

Net income for the fourth quarter ended December 31, 2003, was $0.8 million, or a profit of $0.05 per share.  Net loss for the comparable quarter of 2002 was $3.0 million, or a loss of  $0.18 per share.  Net loss for the year ended December 31, 2003, was $5.7 million, or a loss of $0.34 per share, which includes restructuring and other charges of $2.9 million, or $0.17 per share.  Net loss for the year ended December 31, 2002 was  $15.0 million, or a loss of  $0.90 per share, which includes restructuring and other charges of $0.9 million, or $0.05 per share.

 “We are very pleased with our operating results in the fourth quarter”, stated Kevin Kerns, chief executive officer and president.  “We saw a combination of factors come together to mark a turning point for the Company.  Growing acceptance of the Version 6 product, in tandem with improving direct sales execution, allowed the Company to post 59% license revenue growth compared to the fourth quarter of 2002.  License revenue for the fourth quarter of 2003 was at the highest level in over 2 years. Meanwhile, operating costs, as a result of previous cost reduction moves made over the past 18 months, continued to decline. The result was a dramatic bottom line improvement resulting in our first quarterly profit, with the Company posting a 14% return on revenue (as defined as net income divided by total revenue).

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“On the strength of Version 6, the Company saw an increase in the number of direct new customer deals. During the fourth quarter, the Company received direct new customer orders from Factiva (a division of Dow Jones Reuters), LifeCare, American Chemical Society, and First United Services Credit Union. The Company also received significant add-on orders from Veritas Software, AGFA, Fannie Mae and GE Capital.

“The Company is well positioned to benefit from the continued growth and acceptance of the Version 6 product platform. Earlier today, the Company announced the introduction of a privately-branded version of the Apropos’ Interaction Manager, for Remedy, a division of BMC. The new Remedy product has already been certified and will be made available in the first quarter of 2004 through Remedy’s direct sales force in North America.

“In the fourth quarter, Doculabs, Inc., a leading independent IT consulting firm, performed a series of benchmark performance tests on the new Version 6 solution. The performance tests validated the transactional processing capabilities of the Version 6 product, delivering over 5.4 million multi-channel (voice, email, and web) interactions per day, while supporting up to 10,000 simultaneous agents.  With this level of scalability, Apropos Version 6 has demonstrated its capacity to address the most demanding contact center requirements and, more importantly, expand the potential for broader enterprise use.

“In addition, the Company also posted its first quarter of positive cash flows, generating cash from operations during the fourth quarter of approximately $240,000.  Our cash and investment balances increased from the prior quarter by $363,000 to $39.2 million at December 31, 2003.”

A conference call will be conducted by the Company at 5:00 p.m. Eastern Time (ET) on Tuesday, February 3. The conference call will be available to all interested parties over the Internet.   To listen to the call on the Internet, go to

www.apropos.com/investor or www.fulldisclosure.com at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call at www.apropos.com/investor, www.fulldisclosure.com or by dialing 877-519-4471 or 973-341-3080 (international) and providing access code 4458014.  The replay will be available by phone through February 10, and over the Internet for 30 days.

About Apropos Technology

Apropos Technology, Inc. (NASDAQ: APRS) develops and markets one of the industry’s leading business communications platforms, providing an open, system independent application suite for real time, multi-channel interaction management. This application platform enables companies to personalize and intelligently manage all of their customer, employee, and vendor interactions, thereby reducing costs, improving communications and operating efficiency, and increasing overall revenue opportunities. The application provides timely and accurate information on communications of all types to those within the business who need visibility into real time business performance and trends. This information enables customers to react immediately to changing business conditions and make informed strategic decisions. The company’s award-winning solution has received seven (7) US patents for call center related technology inventions, including a patent on the concept of blending multi-channel communications into a single, universal queuing system. The solution intelligently classifies, prioritizes, routes and reports on each business interaction, based on the value of each interaction, across a variety of communications media, including Voice, E-mail, Web, Fax, and Voice over IP (VoIP). Apropos Technology serves over 300 clients worldwide from its Corporate headquarters in Oakbrook Terrace, Ill., and from its European headquarters in the United Kingdom. Additional information about Apropos and its products can be found at http://www.apropos.com.

Apropos Technology statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Apropos Technology’s expectations, anticipations, goals, beliefs, targets, hopes, intentions or strategies regarding the future.  Forward-looking statements include statements regarding business model, product introduction and acceptance, future sales, sales growth and sales channels, profitability and results of operations, gross margins, operating expenses and financial stability.  These forward-looking statements are subject to various risks and uncertainties as more fully set forth under the caption “Risk Factors Associated with Apropos’ Business and Future Operating Results” in Apropos Technology’s Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.  Apropos Technology’s actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements; Apropos Technology makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

-tables to follow-

Apropos Technology, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended December 31		Twelve months ended December 31
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)
Revenue
Software licenses	$2,578	$1,621	$7,903	$8,259
Services and other	3,032	3,380	12,232	12,635
Total revenue	5,610	5,001	20,135	20,894

Cost of goods and services
Cost of software	112	69	407	380
Cost of services and other	892	1,388	4,227	5,744
Total cost of goods and services	1,004	1,457	4,634	6,124

Gross margin	4,606	3,544	15,501	14,770

Operating expenses
Sales and marketing	1,683	2,619	7,519	13,471
Research and development	1,037	1,888	5,349	7,878
General and administrative	1,145	2,177	5,611	8,115
Stock compensation charge	57	103	282	425
Restructuring and other charges	—	—	2,875	869
Total operating expenses	3,922	6,787	21,636	30,758

Income (loss) from operations	684	(3,243)	(6,135)	(15,988)

Other income (expense)
Interest income	100	213	482	961
Other income (expense), net	(23)	(7)	(21)	(14)
Total other income	77	206	461	947

Net income (loss)	$761	$(3,037)	$(5,674)	$(15,041)

Net income (loss) per share
Basic	$0.05	$(0.18)	$(0.34)	$(0.90)
Diluted	$0.04	$(0.18)	$(0.34)	$(0.90)

Weighted-average number of shares outstanding
Basic	16,901	16,790	16,787	16,723
Diluted	18,093	16,790	16,787	16,723

Apropos Technology, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31 2003	December 31 2002
Assets
Current assets:
Cash and cash equivalents	$38,265	$19,333
Short-term investments	1,000	22,718
Accounts receivable, net	2,895	2,837
Inventory	73	194
Prepaid expenses and other current assets	588	1,016

Total current assets	42,821	46,098

Equipment, net	921	2,174
Other assets	199	240

Total assets	$43,941	$48,512

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$81	$127
Accrued expenses	1,618	1,935
Deferred revenues	3,296	2,747
Other current liabilities	562	893

Total current liabilities	5,557	5,702

Accrued restructuring, less current portion	560	—

Shareholders’ equity
Common shares	173	170
Additional paid-in capital	102,263	101,578
Treasury stock	(392)	(392)
Accumulated deficit	(64,220)	(58,546)

Total shareholders’ equity	37,824	42,810

Total liabilities and shareholders’ equity	$43,941	$48,512

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